Exhibit 16.1

October 3, 2024

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Plastec Technologies, Ltd. of its Report of Foreign Private Issuer on Form 6-K for the month of October 2024. We agree with the statements concerning our Firm in such Form 6-K; we are not in a position to agree or disagree with other statements of Plastec Technologies, Ltd. contained therein.

Very truly yours,

/s/ Centurion ZD CPA & Co